KRUEGER & ASSOCIATES
Certified Public Accountants
1845 NEWTON STREET
JASPER, IN  47546


January 8, 2000


Board of Directors
Holland Bancorp, Inc.
Holland, Indiana


                          Independent Auditor's Report
                          ----------------------------

     We have audited the accompanying balance sheets of Holland Bancorp, Inc. (parent company) as of December 31, 1999 and 1998, and the related statements of income, changes in stockholders' equity, and cash flows for the three years ended December 31, 1999, 1998, and 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Holland Bancorp, Inc. as of December 31, 1999 and 1998, and the results of its operations and cash flows for the three years ended December 31, 1999, 1998, and 1997 in conformity with generally accepted accounting principles.


                                      /s/ Krueger & Associates
                                      Krueger & Associates